UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2020

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square, Suite 2503 New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2020, SELLAS Life Sciences Group, Inc. (“SELLAS”) and SLSG Limited, LLC, a wholly-owned subsidiary of SELLAS (“SLSG,” and collectively with SELLAS, the “Company”), entered into an Exclusive License Agreement (the “License Agreement”) with 3D Medicines Inc. (“3DMed”) pursuant to which the Company granted 3D Med a sublicensable, royalty-bearing license, under certain intellectual property owned or controlled by the Company, to develop, manufacture and have manufactured, and commercialize the Company’s galinpepimut-S (“GPS”) and heptavalent GPS (“GPS-Plus”) product candidates (the “Licensed Products”), for all therapeutic and other diagnostic uses (the “Field”) in mainland China, Hong Kong, Macau and Taiwan (the “Territory”). The license is exclusive, except with respect to certain know-how that has been non-exclusively licensed to the Company and is sublicensed to 3DMed on a non-exclusive basis. The Company retains development, manufacturing and commercialization rights with respect to the Licensed Products in the rest of the world.

In partial consideration for the rights granted by the Company, 3DMed agreed to pay to the Company (i) a one-time upfront cash payment of $7.5 million in order to reimburse the Company for certain expenses incurred with respect to the development of the Licensed Products prior to execution of the License Agreement, and (ii) milestone payments totaling up to $194.5 million in the aggregate upon the achievement of certain technology transfer, development and regulatory milestones, as well as certain net sales thresholds of Licensed Products in the Territory in a given calendar year.

3DMed also agreed to pay tiered royalties based upon a percentage of annual net sales of Licensed Products in the Territory ranging from the high single digits to the low double digits. The royalties are payable on a Licensed Product-by-Licensed Product and region-by-region basis commencing on the first commercial sale of a Licensed Product in a region and continuing until the latest of (i) the date that is fifteen years from the receipt of marketing authorization for such Licensed Product in such region and (ii) the date that is ten years from the expiration of the last valid claim of a licensed patent covering or claiming such Licensed Product in such region (collectively, the “Royalty Term”). The royalty rate is subject to reduction under certain circumstances, including when generic competition for a Licensed Product exists in a particular region.

3DMed is responsible for all costs related to developing, obtaining regulatory approval of and commercializing the Licensed Products in the Field in the Territory. 3DMed is required to use commercially reasonable best efforts to develop and obtain regulatory approval for, and upon receipt of regulatory approval, commercialize the Licensed Products in the Field in the Territory. A joint development committee will be established between the Company and 3DMed to coordinate and review the development, manufacturing and commercialization plans with respect to the Licensed Products in the Territory. The Company and 3DMed also agreed to negotiate in good faith the terms and conditions of a clinical supply agreement, a commercial supply agreement, and related quality agreements pursuant to which the Company will manufacture or have manufactured and supply 3DMed with all quantities of the Licensed Product necessary for 3DMed to develop and commercialize the Licensed Products in the Field in the Territory until 3DMed has received all approvals required for 3DMed or its designated contract manufacturing organization to manufacture the Licensed Products in the Territory.

The License Agreement will expire on a Licensed Product-by-Licensed Product and region-by-region basis on the date of the expiration of all of 3DMed’s payment obligations to the Company. Upon expiration of the License Agreement, the license granted to 3DMed will become fully paid-up, perpetual and irrevocable. Either party may terminate the License Agreement for the other party’s material breach following a cure period or upon certain insolvency events. The Company may terminate the License Agreement if 3DMed or its affiliates or sublicensees challenge the validity or enforceability of the licensed patents or if 3DMed fails to timely pay the upfront payment. At any time following the two-year anniversary of the effective date, 3DMed has the right to terminate the License Agreement for convenience, subject to certain requirements. 3DMed may terminate the License Agreement upon prior notice to the Company if the grant of the license to 3DMed is prohibited or delayed for a period of time due to a change of United States export laws and regulations.

The License Agreement includes customary representations and warranties, covenants and indemnification obligations for a transaction of this nature.

The foregoing description of the terms of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the License Agreement, which the Company intends to file as an exhibit to one of the Company’s future filings with the U.S. Securities and Exchange Commission.

Item 8.01.	Other Events.

On December 7, 2020, the Company issued a press release announcing its entry into the License Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated December 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS LIFE SCIENCES GROUP, INC.

Date: December 10, 2020	/s/ Barbara A. Wood
Barbara A. Wood
Executive Vice President, General Counsel and Corporate Secretary